UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 15, 2009

Altair Nanotechnologies Inc.
(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

204 Edison Way
Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(775) 856-2500

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Resignation of Iqbal Al Yousuf as Director. On December 15, 2009, Altair Nanotechnologies Inc. (the “Company”) received a copy of a letter from Iqbal Al Yousuf resigning as a director of the Company.   In connection with his service as a director of the Company, Mr. Al Yousuf was a member of the Company’s  Compensation, Corporate Governance and Nominations Committee (the “Compensation Committee”).  Mr. Al Yousuf’s resignation was effective as of the appointment, at the request of Al Yousuf, LLC, of Alexander Lee as his successor, which occurred on December 17, 2009.

Appointment of Alexander Lee Resignation of Iqbal Al Yousuf as Director. On December 17, 2009, the Board of Directors of the Company appointed Alexander Lee as a director of the Company and as a member of the Company’s Compensation, Corporate Governance and Nominations Committee.

Mr. Lee, age 43, is the Managing Director of Al Yousuf, LLC, a Dubai-based company that operates a range of businesses in the electronics, IT, transportation and real estate sectors. Mr. Lee joined Al Yousuf, LLC as a Managing Director in December 2009. From September 2009 to October 2009, Mr. Lee was President and Chief Operating Officer of Phoenix Cars, LLC, an Al Yousuf, LLC entity that  in September 2009 acquired assets from Phoenix MC, Inc., a developer of electric vehicles which filed for Chapter 11 bankruptcy in April 2009.  From February 2009 to August 2009, Mr. Lee was the President and Chief Operating Officer of Phoenix MC, Inc. Mr. Lee joined Phoenix MC, Inc. in January 2008 as its Executive Vice President, and he served as its Executive Vice President and Chief Operating Officer from March 2008 to February 2009. Prior to Phoenix MC, Inc., Mr. Lee worked at Rapiscan Systems, a developer, manufacturer and distributor of x-ray, gamma-ray and computed tomography products. Mr. Lee was Vice President of Strategic Planning at Rapiscan from February 2006 to December 2007. Mr. Lee joined Rapiscan as the head of its government contracts and proposals group in October 2003. Mr. Lee earned an A.B. degree from Brown University and a J.D. degree from the King Hall School of Law at University of California Davis.

Arrangements Related to Appointment. Mr. Lee was appointed to the Board of Directors pursuant to a covenant in the Stock Purchase and Settlement Agreement dated as of September 30, 2008 (the “Agreement”) with Al Yousuf, LLC.   Pursuant to the covenant, the Board of Directors of the Company is required, except where legal or fiduciary duties would require otherwise, to appoint two persons to the Board of Directors (with one to sit on the Compensation Committee) at the request of Al Yousuf, LLC.   In connection with the resignation of Iqbal Al Yousuf, Al Yousuf, LLC requested the appointment of Alexander Lee to the Board of Directors and the Compensation Committee.

Recent Transactions with Al Yousuf, LLC and Affiliates.  Mr. Lee serves as Managing Director of Al Yousuf, LLC.  On November 29, 2007, the Company entered into a Purchase Agreement with Al Yousuf, LLC relating to the purchase by Al Yousuf, LLC of 11,428,572 common shares of the Company at a purchase price of $3.50 per share, for an aggregate purchase price of $40 million.   Pursuant to the Agreement, on October 14, 2008, the Company sold to Al Yousuf, LLC 5,882,353 common shares at a purchase price of $1.70 per share.  In addition, on October 6, 2008, pursuant to the Agreement, the Company issued to Al Yousuf, LLC 2,117,647 common shares in exchange for a release by Al Yousuf, LLC of all potential claims arising from design concerns related to battery packs delivered to Phoenix Motorcars, Inc. in 2007, the Company’s related offer of a warranty replacement and inventory write-off and any other known claims existing as of the date of the Agreement.

Director Compensation. In connection with his service, Mr. Lee will be entitled to standard board compensation for non-managment directors.  Currently, standard cash compensation is $6,250 per quarter, plus $1,000 per quarter for each of standing committees on which a director serves. In addition, as a director, Mr. Lee is eligible to receive awards under the Company’s stock incentive plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: December 21, 2009	By /s/ John Fallini
John Fallini, Chief Financial Officer